Troika Media Group Inc. Reports Revenue of $54.2 million and $172.0 million, for the Three and Nine Months Ended September 30, 2023

New York, New York - December 21, 2023 — Troika Media Group, Inc. (Nasdaq: TRKA) ("TMG"), a consumer engagement and customer acquisition group, today announced financial results for the quarter ended September 30, 2023. TMG is a professional services company that architects and builds enterprise value in consumer brands to generate scalable, performance-driven revenue growth. The Company delivers three solutions pillars: TMG CREATES brands and experiences and CONNECTS consumers through emerging technology products and ecosystems to deliver PERFORMANCE based measurable business outcomes.
Results for the three and nine months ended September 30, 2023, compared to the three and nine months ended September 30, 2022 (in thousands):

	Three months ended
	September 30,
	2023	2022	Change ($)	Change (%)

Revenue	$54,239	$119,810	$(65,571)	(55)%
Gross profit	$8,769	$18,754	$(9,985)	(53)%
Net income (loss)	$(55,549)	$1,274	$(56,823)	4461%
EBITDA	$(49,941)	$6,504	$(56,445)	868%
Adjusted EBITDA	$3,911	$10,060	$(6,149)	(61)%

	Nine months ended
	September 30,
	2023	2022	Change ($)	Change (%)

Revenue	$171,966	$220,877	$(48,911)	(22)%
Gross profit	$23,267	$40,113	$(16,847)	(42)%
Net income (loss)	$(75,712)	$(31,170)	$(44,542)	143%
EBITDA	$(59,028)	$(20,368)	$(38,660)	190%
Adjusted EBITDA	$5,836	$15,690	$(9,854)	(63)%

Financial Results for TMG
Revenue
Revenues for the three months ended September 30, 2023 were approximately $54.2 million, a decrease of approximately $65.6 million from the comparable prior year period. The decrease in the current year period was attributable to a decrease in the managed services and performance solutions revenue streams, and the absence of other revenue from legacy Troika and Mission subsidiaries. The decrease in managed services revenue was primarily the result of decreased advertising spend by the Company’s insurance and telecom clients, due to an increase in their operating costs and consolidation of marketing spend. The decrease in performance solutions revenue was the result of a decline related to legal services clients and home services clients. The decrease in legal services clients was driven by an increase in competition to acquire leads and a decrease in demand for leads associated with certain tort campaigns as compared to the comparable period. As compared to the prior period, legal services clients experienced higher borrowing costs, which also led to a decline in their overall marketing spend. The decline related to home services clients was driven by a decline in response rates in media campaigns and an increase in market saturation as compared to the prior year period.

Revenues for the nine months ended September 30, 2023, were approximately $172.0 million, a decrease of approximately $48.9 million as compared to the prior year period. The decrease in revenue was driven primarily by the decreases in managed services and performance solutions revenues, as well as the absence of other revenues. The decrease in performance solutions revenues was primarily driven by a decrease in revenues from legal services clients due to a decrease in demand for leads and an increase in competition to acquire leads related to certain tort campaigns. The decrease in revenues from legal services clients was offset by an increase in revenues from home services clients. The decrease in revenues from manages services was primarily the result of decreased advertising spend by the Company’s insurance clients.

During the three and nine month periods client retention has not been an issue and management believes future revenues could increase if budget and inflationary pressures become more favorable.

Gross Profit

For the three months ended September 30, 2023, gross profit was approximately $8.8 million, a decrease of $10.0 million as compared to the prior year period. The gross profit of approximately $8.8 million was comprised of approximately $2.1 million and $6.7 million, related to the managed services and performance solutions revenue streams, respectively. As performance solutions require spend commitments by the company with no guarantee on the amount of revenue generated, underperformance in a certain campaign or medium can cause a disproportionate decline to gross profit. Managed services gross profit is derived on a fixed fee and/or commission basis and does not have a direct correlation to decreases or increases in revenue.

During the quarter the gross profit decline is primarily due to a decrease in revenue from the performance solutions revenue stream, specifically amongst legal and home services clients. The decrease in gross profit amongst legal clients was a result of increased competition to acquire leads, which increased our spend on a cost per lead basis and compressed margin as compared to the prior period. The decrease in gross profit related to home services clients was driven by a decline in response rates and market saturation, which were partially offset by our ability to diversify home services revenues with more stable margins as we diversify our marketing channels.

The decline in gross profit generated from the managed services revenue stream was primarily attributable to the decreased marketing spend by the insurance and telecom sector clients. Cost of revenues related to managed services clients move in tandem with revenues.

For the nine months ended September 30, 2023, gross profit decreased approximately $16.8 million to approximately $23.3 million, as compared to the prior year period. The decrease is primarily due to margin compression as a result of lower response rates, higher customer acquisition costs and the absence of other revenue and cost of revenues as discussed above. The absence of gross profit on the legacy Troika subsidiaries also had an impact in the current year periods. The decrease in margin related to managed services was less impactful despite the significant decrease in managed services revenue during the three and nine month periods, due to the proportion of revenue generated that is largely reimbursable costs.

Selling, general, and administrative costs

For the three months ended September 30, 2023, selling, general, and administrative expenses decreased approximately $0.4 million, to $8.9 million, as compared to the prior year period. The decrease in selling, general, and administrative expenses was primarily driven by a decrease in personnel costs of approximately $3.2 million, a decrease in facilities and occupancy costs of approximately $0.6 million, and a decrease in travel and entertainment costs of approximately $0.2 million. These decreases were offset by an increase in professional fees of approximately $3.3 million and an increase in public company costs of approximately $0.3 million.

Selling, general, and administrative expenses during the three months ended September 30, 2023, contained certain non-recurring, one-time costs associated with the Company's efforts in reducing its debt service and stabilizing its capital structure. These one-time costs included approximately $0.1 million related to bonuses, approximately $3.6 million related to legal and consulting fees, and approximately $0.2 million related to Board of Director fees for the Special Committee. These amounts were categorized as "Non-recurring expenses related to debt financing matters" in the adjusted EBITDA calculation.

For the nine months ended September 30, 2023, selling, general, and administrative expenses decreased approximately $8.5 million, to approximately $32.0 million, as compared to the prior year period. The decrease in selling, general, and administrative expenses was primarily driven by decreases from the prior year period in personnel costs of approximately $13.4 million, in miscellaneous selling, general, and administrative costs of approximately $0.7 million, in facilities and occupancy costs of approximately $0.6 million, and in travel and entertainment costs of approximately $0.4 million. These decreases were offset by an increase from the prior period in professional fees of approximately $5.2 million, an increase in public company costs of approximately $1.2 million, and an increase in office expenses of approximately $0.2 million.

Selling, general, and administrative expenses during the nine months ended September 30, 2023, contained certain non-recurring, one-time costs associated with the Company's efforts in reducing its debt service and stabilizing its capital structure. These one-time costs included approximately $2.8 million related to personnel costs, approximately $9.4 million related to legal and consulting fees, and approximately $0.7 million related to additional Board of Director fees for the Special Committee. These amounts were categorized as "Non-recurring expenses related to debt financing matters" in the adjusted EBITDA calculation.

Chapter 11 Proceedings

On December 7, 2023, the Company and certain of its subsidiaries each filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York. For a description of the chapter 11 proceedings, see the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Adjusted EBITDA

Adjusted EBITDA of approximately $3.9 million for the three months ended September 30, 2023, decreased by approximately $6.1 million as compared with the prior year period of approximately $10.1 million. The decrease of approximately $6.1 million is primarily attributable to the decrease in gross profit of approximately $10.0 million. The Company's operating income declined by approximately $58.7 million and net income decreased by approximately $56.8 million, resulting in a loss of approximately $55.5 million in the current period. These declines are primarily driven by impairment loss of intangible asset of approximately $26.2 million and impairment loss of goodwill of approximately $23.9 million, and are offset by the absence of one-time charges related to restructuring activities, foreign exchange loss and remeasurement of derivative liabilities in the prior year period.

Adjusted EBITDA of approximately $5.8 million for the nine months ended September 30, 2023, decreased by approximately $9.9 million from approximately $15.7 million, in the prior year period. The decrease of approximately $9.9 million is primarily attributable to a decrease in gross profit of approximately $16.8 million. The Company’s operating loss and net loss declined by approximately $44.3 million and $44.5 million, respectively, in the current period. These declines are primarily driven by the increase in impairment related losses from intangible assets and goodwill of approximately $19.1 million and $21.9 million, respectively.

About Troika Media Group

TMG is a consumer engagement and customer acquisition consulting and solutions group based in New York. We deliver resilient brand equity, amplifying brands through emerging technology to deliver performance driven business growth. TMG’s expertise is in large consumer sectors including Insurance, Financial Services, Home Improvement, Residential Services, Legal, Professional Services, Media and Entertainment. For more information, visit www.thetmgrp.com.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are not financial measures under generally accepted accounting principles (GAAP). These metrics are performance measurement tools used by our management team and you should not consider them in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and are susceptible to varying calculations, the measures presented may differ from and may not be comparable to similarly titled measures used by other companies.

We define EBITDA as net income (loss) before (i) depreciation and amortization (ii) interest expense, and (iii) tax expense.

We define Adjusted EBITDA as EBITDA before (i) stock-based compensation expense or benefit, (ii) restructuring charges or credits, (iii) gains or losses on sales or dispositions of businesses and associated settlements, and (iv) certain other non-recurring or non-cash items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability.

We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of our business and the Company on a consolidated basis. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and gross margin as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted EBITDA should be used as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. For a reconciliation of net (loss) income to Adjusted EBITDA, please see page 8 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•our ability to fund our planned operations for the next twelve months and our ability to continue as a going concern;
•the adverse impact of the Chapter 11 proceedings on our business, financial condition, and results of operations;
•our ability to successfully consummate the Potential Transaction and emerge from the Chapter 11 proceedings;
•our ability to improve our liquidity and long-term capital structure and to address our debt service obligations through the Potential Transaction;
•our ability to make the required payments under the agreements governing our debt obligations;
•our ability to maintain relationships with suppliers, customers, employees and other third parties as a result of the Potential Transaction and the Chapter 11 proceedings;
•risks and uncertainties associated with the Potential Transaction, including our ability to receive approvals for debtor-in-possession financing, under the Chapter 11 proceedings and successfully consummate the Potential Transaction;
•our ability to receive any required approvals of the Potential Transaction and the responses of our securityholders, other stakeholders and customers;
•our ability to monetize certain assets;
•general competitive, economic, industry, market, political and regulatory conditions, including continued impacts of inflation or other pricing environment factors on our costs, liquidity and our ability to pass on price increases to our customers, including as a result of inflationary and deflationary pressures, a decline in consumer spending or deterioration in consumer financial position, whether due to inflation or other factors, as well as other factors specific to the markets in which we operate;
•our ability to manage expenses, our liquidity and our investments in working capital;

•changes in future exchange or interest rates or credit ratings, changes in tax laws, regulations, rates and policies;
•the impact of our common stock being delisted from Nasdaq; and
•other risks and uncertainties described from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”).

The Company undertakes no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date of this press release. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results” included in the Company’s Transition Report on Form 10-K/T (as amended by 10-KT/A) for the six month transition period ended December 31, 2022, and in “Part II - Item 1A. Risk Factors” of the Company’s Quarterly Report on Form 10-Q, which was filed with the SEC on December 21, 2023. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

Investor Relations Contact:

Investor Relations
Troika Media Group, Inc.
investorrelations@troikamedia.com

Troika Media Group, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Revenue	$54,238,863	$119,809,958	$171,966,348	$220,876,661
Cost of revenue	45,470,265	101,055,664	148,699,718	180,763,162
Gross profit	8,768,598	18,754,294	23,266,630	40,113,499

Operating expenses:
Selling, general and administrative expenses	8,927,432	9,305,955	31,978,778	40,480,812
Depreciation and amortization	2,066,465	2,232,509	6,195,513	4,929,289
Impairment and other losses, net	50,217,492	—	50,217,492	8,937,677
Restructuring and other related charges	(15,708)	934,147	(114,292)	6,525,079
Total operating expenses	61,195,681	12,472,611	88,277,491	60,872,857
Operating income (loss)	(52,427,083)	6,281,683	(65,010,861)	(20,759,358)
Other income (expense):
Interest expense	(3,472,559)	(2,835,588)	(10,362,267)	(5,731,955)
Miscellaneous (expense)/income	419,523	(2,009,944)	(212,676)	(4,537,617)
Total other expense	(3,053,036)	(4,845,532)	(10,574,943)	(10,269,572)
Income (loss) from operations before income taxes	(55,480,119)	1,436,151	(75,585,804)	(31,028,930)
Income tax expense	(68,908)	(162,368)	(125,908)	(141,293)
Net income (loss)	(55,549,027)	1,273,783	(75,711,712)	(31,170,223)
Foreign currency translation adjustment	—	955,438	—	386,000
Comprehensive income (loss)	(55,549,027)	2,229,221	(75,711,712)	(30,784,223)

Troika Media Group, Inc.
Adjusted EBITDA Non-GAAP Measure
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net income (loss)	$(55,549,027)	$1,273,783	$(75,711,712)	$(31,170,223)
Depreciation and amortization	2,066,465	2,232,509	6,195,513	4,929,289
Interest expense	3,472,559	2,835,588	10,362,267	5,731,955
Income tax expense (benefit)	68,908	162,368	125,908	141,293
EBITDA	(49,941,095)	6,504,248	(59,028,024)	(20,367,686)
Stock-based compensation expense	(238,443)	516,800	639,334	13,817,814
Non-recurring expenses related to financing matters(1)	3,885,493	—	13,434,949	—
Non-recurring financing expenses(2)	—	—	405,159	—
Reverse stock split fees	—	—	53,744	—
Restructuring and other related charges	(12,272)	934,147	(114,292)	6,525,079
Loss contingency on equity issuance	—	301,350	227,400	3,916,350
Impairments and other losses, net	50,217,492	—	50,217,492	8,937,677
Net gain on sale of subsidiary	—	(82,894)	—	(82,894)
Loss (gain) on derivative liability	—	942,390	—	316,245
Foreign exchange loss	—	944,416	—	944,416
Related acquisition & related professional costs	—	—	—	1,683,000
Adjusted EBITDA	$3,911,175	$10,060,457	$5,835,762	$15,690,001

1)	Costs primarily relate to Blue Torch financing matters. Costs are recorded in selling, general, and administration expenses.
2)	Costs primarily relate to the Preferred Series E equity matters.

The following is a description of the adjustments to net income (loss) in arriving at adjusted EBITDA as described in this earnings release:

▪Interest Expense.
▪Income Tax Expense.
▪Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
▪Impairment and other (gains) losses, net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
▪Related acquisition and related professional costs. This adjustment eliminates costs related to acquisitions in all periods.
▪Restructuring charges (Credits). This adjustment includes costs related to termination benefits provided to employees as part of the Company’s full-time workforce reductions.
▪Stock based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Troika Media Group Stock Plan.
▪Gains or losses on dispositions of businesses and associated settlements
▪Certain other non-recurring or non-cash items
▪Partial liquidated damages expense related to the Series E Pipe